Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This sets forth the terms of an Amendment to the January 1, 2017 Employment Agreement between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company (“CBSI”), and COMMUNITY BANK, N.A., a national banking association (“CBNA”), both having offices located in Dewitt, New York (collectively, the “Employer”), and (ii) SCOTT A. KINGSLEY, an individual currently residing at Manlius, New York (“Employee”). This Amendment is effective as of June 1, 2018.

RECITALS

A.	Pursuant to the terms of the January 1, 2017 Employment Agreement between Employee and Employer (“Employment Agreement”), Employee is currently employed as Executive Vice President and Chief Financial Officer of Employer.

B.	Upon the recommendation of Employer’s President and Chief Executive Officer, Employer’s Board of Directors has authorized the creation of the Chief Operating Officer position and has approved Employee’s promotion into that position.

C.	To reflect Employee’s promotion into the position of Chief Operating Officer, Employee and Employer agree to amend the Employment Agreement as follows:

TERMS

1.       Paragraph 1(a) of the Employment Agreement is amended and restated to provide in its entirety as follows:

(a)       Term. During the period that begins on January 1, 2017 and ends on May 31, 2018, Employer shall continue to employ Employee, and Employee shall continue to serve, as Executive Vice President and Chief Financial Officer, for CBSI and CBNA. During the period that begins on June 1, 2018 and ends on December 31, 2019, Employer shall employ Employee, and Employee shall serve, as Executive Vice President and Chief Operating Officer, for CBSI and CBNA, subject to termination as provided in paragraph 3 hereof. The combined period that begins on January 1, 2017 and ends on December 31, 2019 is referred to in this Agreement as the “Period of Employment.”

2.       Paragraph 1(b) of the Employment Agreement is amended by deleting the last sentence in existing paragraph 1(b) and replacing that sentence with the following:

Effective as of June 1, 2018, Employee’s Base Salary shall be increased to $600,000. Employee’s Base Salary is payable in accordance with Employer’s regular payroll practices for executive employees.

3.
Paragraph 2 of the Employment Agreement is amended and restated to provide in its entirety as follows:

Duties During the Period of Employment. As Employer’s Executive Vice President and Chief Operating Officer, Employee shall have full responsibility, subject to the control of Employer’s President and Chief Executive Officer and/or the authorized designee of Employer’s Board of Directors, for the supervision of all assigned aspects of Employer’s business and operations, including all activities related to banking, operations, wealth management, insurance and employee benefit services, and the discharge of such other duties and responsibilities to Employer, not inconsistent with such position, as may from time to time be reasonably assigned to Employee by Employer’s President and Chief Executive Officer, or the authorized designee of Employer’s Board of Directors. Employee shall report to Employer’s President and Chief Executive Officer. Employee shall devote Employee’s best efforts to the affairs of Employer, serve faithfully and to the best of Employee’s ability and devote all of Employee’s working time and attention, knowledge, experience, energy and skill to the business of Employer, except that Employee may affiliate with professional associations, and business, civic and charitable organizations, provided that such affiliations are not inconsistent with and do not interfere with the performance of Employee’s duties under this Agreement. Employee shall serve on the Board of Directors of, or as an officer of Employer’s affiliates, without additional compensation if requested to do so by the Board of Directors of Employer. Employee shall receive only the compensation and other benefits described in this Agreement for Employee’s services to affiliates of Employer.

3.       Except as otherwise provided in this Amendment, all of the terms and conditions of the Employment Agreement shall remain the same. Accordingly, this Amendment, read in conjunction with the Employment Agreement, constitutes the entire agreement between Employee and Employer with respect to the subject matter of the Employment Agreement.

The foregoing is established by the following signatures of the parties.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Mark E. Tryniski	/s/ Scott A. Kingsley
	Mark E. Tryniski	Scott A. Kingsley
President and Chief Executive Officer
Date: May 21, 2018		Date: May 21, 2018

COMMUNITY BANK, N.A.

By:	/s/ Bernadette R. Barber
Bernadette R. Barber
Senior Vice President and Chief HR Officer
Date: May 21, 2018

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